Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Reports First Quarter 2010 Financial Results

•	Added 435 megawatts in the first quarter

•	Awarded a 3-year, $27 million Pennsylvania Act 129 turnkey contract

•	Awarded 2 major contract expansions at Pepco and NV Energy

Norcross, GA., May 10, 2010 – Comverge, Inc. (NASDAQ: COMV), a leading provider of comprehensive smart grid, demand management, and energy efficiency solutions, today announced first quarter 2010 financial and operating results.

Financial Summary

First quarter revenues for 2010 were $13.4 million compared to $11.6 million in the first quarter of 2009, a 16% increase.  Revenues for both periods exclude revenues from our residential VPC contracts, which are deferred and recognized in the fourth quarter.

Adjusted EBITDA for the first quarter of 2010 was a negative $8.6 million compared to a negative $6.6 million for the first quarter of 2009.  Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash stock compensation expense (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for the first quarter of 2010 was $10.2 million, or $0.41 per share basic and diluted, compared to a net loss of $9.1 million, or $0.43 per share basic and diluted for the first quarter of 2009.

“In the first quarter of 2010 we continued to capitalize on the energy management market by securing several new customer contracts and expanding existing ones, building our market share in the high-growth commercial and industrial sector and extending partnerships with key smart grid players,” said Comverge President & CEO, R. Blake Young.  “The customer wins are particularly rewarding because they come from all over the country and comprise diverse programs and services, including a new 3-year agreement with Pennsylvania’s largest utility that makes it one of the state’s first to address Pennsylvania Act 129.  These developments are evidence of Comverge’s strong position as a proven provider of comprehensive energy management solutions and set us up for strong growth throughout 2010.”

Business Highlights

Comverge first quarter 2010 business highlights include:

-
a new 3-year, $27 million contract with PECO to provide full turnkey services for the PECO Smart A/C Saver program including hardware, enrollment, installation and call center services.  The agreement, our first in response to Pennsylvania Act 129 legislation, includes the installation of more than 145,000 residential and commercial energy management devices, making this the largest deployment in the state of Pennsylvania and one of the largest in the country;

-
announced our second stimulus-related contract, an expanded 5-year agreement with Pepco Holdings, Inc., for 40,000 additional homes providing energy management devices, marketing, installation and call center services and managed by our Apollo Demand Response Management System software.  This program is the largest deployment of next generation smart grid residential demand response technology in the industry;

-
extended our strategic partnership program by entering into new agreements with leading advanced metering infrastructure (AMI) providers, Sensus USA and Itron.  With these relationships, Comverge is helping drive the migration to the smart grid by ensuring its products are compatible with a wide range of emerging solutions; and

-
secured an additional $20 million of availability under our bank revolving credit facility to fund future business growth, to a total of $30 million, with a new 3-year term that will be used for general working capital purposes and letters of credit.

Increased total megawatts under management by 435 megawatts or 15%, during the first quarter 2010.  Total megawatts under management as of March 31, 2010 and December 31, 2009 were:

       3/31/10      12/31/09

-	Megawatts under long-term contracts, with regulatory approval	910	898

-	Megawatts under open market programs	1,432	1,194

-	Megawatts to be provided under turnkey programs	555	370

-	Megawatts managed for a fee	437	437

-	Total megawatts	3,334	2,899

Recent Developments

-
announced the extension and expansion of our NV Energy residential Virtual Peaking Capacity contract to manage the 143 megawatts built-out by Comverge over the last three years and build-out an additional 12 megawatts during 2010, bringing the program total to more than 155 megawatts; and

-
committed $18 million of cash to aggressively bid in the 2013-2014 Base Residual Auction conducted by PJM Interconnection.  We expect to be awarded more megawatts than last year in the 2012-13 auction.  Auction results are expected to be made public by PJM Interconnection on May 14, 2010.

Current Outlook

We are reaffirming our revenue outlook for full year 2010 and expect revenues to be in the range of $125 to $137 million.  We also expect to grow total megawatts under management by 800 megawatts.

As of the date of this release, we have 910 megawatts under long-term capacity contracts, which contributes to approximately $558 million of total contracted future revenues.  Furthermore, we have been awarded 683 megawatts of capacity in the 2012 – 2013 PJM Reliability Pricing Model Base Residual Auction, or BRA.  In the event we secure adequate load capacity to meet our obligations under the 2012-2013 PJM BRA, we will have 3,551 in total megawatts managed.

The above statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  The Company assumes no obligation to publicly update or revise its outlook.  Investors are reminded that actual results may differ from these estimates for the reasons described below under the caption “Caution Regarding Forward Looking Statements” and in our filings with the Securities and Exchange Commission.

Additional Information

Comverge will discuss these results for the first quarter 2010 as well as its expectations for the future in a conference call scheduled today at 9:00 a.m. EDT.  To participate in the call, dial 877-334-1969 or 760-666-3589 for international participants.

Additionally, the results will be reported in the Investor Relations section on Comverge's website at http://ir.comverge.com.  An audio replay of the call will be available beginning May 10, 2010 at 1:00 p.m. and available until May 17, 2010 at 12:00 a.m. EDT (midnight) by dialing in 800-642-1687 (706- 645-9291 for international participants) and using conference code number 66117278.

Additional financial information can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which has been filed today with the Securities and Exchange Commission.

About Comverge
With over 3,300 megawatts of clean energy capacity under management, Comverge is a leading provider of comprehensive smart grid, demand management, and energy efficiency solutions that improve grid reliability and supply electric capacity by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. Apollo is a registered trademark of Comverge, Inc.

Caution Regarding Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected revenue guidance, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts or open market programs and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed today. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information
Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

Contact:

Investor Relations                                                                           Media Relations
Dan Pfeffer                                                                               Kristin Mastrandrea
VP, Treasurer-Investor Relations                                                  Communications Manager
678-802-8302, invest@comverge.com                                           973-434-7157, pr@comverge.com

SCHEDULE 1
COMVERGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
	Three Months Ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenue
Product	$5,461	$4,836
Service	7,920	6,744
Total revenue	13,381	11,580
Cost of revenue
Product	3,624	3,104
Service	5,042	4,058
Total cost of revenue	8,666	7,162
Gross profit	4,715	4,418
Operating expenses
General and administrative expenses	8,098	7,889
Marketing and selling expenses	4,778	3,759
Research and development expenses	1,365	1,116
Amortization of intangible assets	536	552
Operating loss	(10,062)	(8,898)
Interest and other expense, net	62	195
Loss before income taxes	(10,124)	(9,093)
Provision for income taxes	60	42
Net loss	$(10,184)	$(9,135)

Net loss per share (basic and diluted)	$(0.41)	$(0.43)

Weighted average shares used in computation	24,577,453	21,366,409

SCHEDULE 2
COMVERGE, INC.
SEGMENT INFORMATION
(In thousands)
	Three Months Ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenue:
Utility Products & Services	$9,080	$6,661
Residential Business	2,099	3,952
Commercial & Industrial Business	2,202	967
Total	$13,381	$11,580

Cost of Revenue:
Utility Products & Services	$5,992	$3,877
Residential Business	1,339	2,643
Commercial & Industrial Business	1,335	642
Total	$8,666	$7,162

Gross Profit:
Utility Products & Services	$3,088	$2,784
Residential Business	760	1,309
Commercial & Industrial Business	867	325
Total	$4,715	$4,418

SCHEDULE 3
COMVERGE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$5,612	$16,069
Restricted cash	1,344	3,000
Marketable securities	34,966	34,409
Billed accounts receivable, net	9,683	8,119
Unbilled accounts receivable	8,417	11,873
Inventory, net	6,840	6,605
Deferred costs	2,717	1,715
Other current assets	1,406	938
Total current assets	70,985	82,728

Restricted cash	2,758	2,636
Property and equipment, net	18,692	18,340
Intangible assets, net	8,075	8,779
Goodwill	8,179	8,179
Other assets	290	235
Total assets	$108,979	$120,897

Liabilities and Shareholders' Equity
Accounts payable	6,024	6,874
Accrued expenses	7,261	11,574
Deferred revenue	10,772	5,890
Current portion of long-term debt	3,000	3,000
Other current liabilities	4,726	5,648
Total current liabilities	31,783	32,986

Deferred revenue	1,168	1,203
Long-term debt	9,000	9,750
Other liabilities	2,712	2,914
Total long-term liabilities	12,880	13,867

Common stock	25	25
Additional paid-in capital	259,160	258,660
Treasury stock	(98)	(63)
Accumulated deficit	(194,780)	(184,596)
Accumulated other comprehensive income	9	18
Total shareholders' equity	64,316	74,044
Total liabilities and shareholders' equity	$108,979	$120,897

SCHEDULE 4
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended
	March 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(10,184)	$(9,135)
Adjustments to net loss to net cash from operating activities
Depreciation	282	250
Amortization of intangible assets	704	679
Stock-based compensation	482	1,387
Other	230	91
Changes in working capital	61	8,128
Net cash (used in) provided by operating activities	(8,425)	1,400

Cash flows from investing activities
Change in restricted cash	1,534	893
(Purchases) maturities of marketable securities, net	(760)	7,881
Purchases of property and equipment	(1,765)	(3,941)
Net cash (used in) provided by investing activities	(991)	4,833

Cash flows from financing activities
(Repayments) borrowings of debt	(750)	2,339
Other	(291)	(52)
Net cash (used in) provided by financing activities	(1,041)	2,287

Net change in cash and cash equivalents	(10,457)	8,520
Cash and cash equivalents at beginning of period	16,069	19,571
Cash and cash equivalents at end of period	$5,612	$28,091

SCHEDULE 5
COMVERGE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
(In thousands)
	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net loss	$(10,184)	$(9,135)
Depreciation and amortization	986	929
Interest expense, net	65	191
Provision for income taxes	60	42
EBITDA	$(9,073)	$(7,973)
Non-cash stock compensation expense	482	1,387
Adjusted EBITDA	$(8,591)	$(6,586)

See "Non-GAAP Financial Information" earlier in this earnings press release for information on the use of this Non-GAAP financial measure.